Exhibit 10.20

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) dated as of May 24, 2000, is by and among Heeling, Inc., a Nevada corporation (the “Company”), Roger R. Adams (“Adams”), Richard E. Middlekauff (“Middlekauff’), Robert J, Ward (“Ward”) and CYPO, Inc., a Texas corporation (“CYPO,” and together with Adams, Middlekauff and Ward, the “Initial Common Shareholders”), Heeling Holding Corporation, a Nevada corporation (“Holding”), Heeling Management Corp., a Texas corporation (“Management, and together with the Company and Holding, the “Heeling Companies”), Samuel B. Ligon and Patricia P. Ligon (the “Ligons”), and Capital Southwest Venture Corporation, a Nevada corporation (“Investor”).

WHEREAS, on the date hereof, Investor and the Ligons are purchasing from the Company certain shares of the Company’s Series A Preferred Stock (the “Series A Stock”), the Series B Convertible Preferred Stock (the “Series B Stock”) and Subordinated Debentures (collectively, the “Securities”) pursuant to the terms of an Investment Agreement dated the date hereof among the parties hereto (the “Investment Agreement”);

WHEREAS, the Initial Common Shareholders, the Ligons and Investor wish to make certain provisions for the voting of their Shares (as defined below) and the Series B Stock;

WHEREAS, the purchase by Investor and the Ligons will benefit the Company and the Initial Common Shareholders; and

WHEREAS, it is a condition to the obligations of Investor and the Ligons under the Investment Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof;

NOW, THEREFORE, in consideration of the premises, the agreements set forth below, and the parties’ desire to further the interests of the Company and its present and future shareholders, the parties agree as follows:

1.             Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Investment Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:

Common Stock: The Common Stock, par value $0.001per share, of the Company.

Disposition: Any sale, assignment, hypothecation, gift, donation, inter vivos transfer, pledge, mortgage, hypothecation or any other transfer, encumbrance or disposition of the Shares whatsoever, whether voluntary or involuntary, whether during such a person’s lifetime or upon or after his death, including, but not limited to, any Disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment. The term shall include neither (i) any Disposition by Investor to any of its shareholders, affiliates or any entity under the direct or indirect control of Investor; nor (ii) any disposition of an Initial Common Shareholder to a member of his immediate family or a trust for the benefit of his immediate family provided such parties become a party to this Agreement.

Investment Agreement: The meaning given it in the Recitals to this Agreement.

Person: An individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

Qualified Public Offering: The meaning given it in the Investment Agreement.

Shares: All shares of Common Stock of the Company: (x) now or hereafter owned (either beneficially or of record) by the Initial Common Shareholders or Investor, as applicable; and (y) that the Initial Common Shareholders or Investor, as applicable, do not own (either beneficially or of record) but as to which they now or hereafter have the right to exercise voting control.

2.             Designation of the Investor Nominees.

(a)            For so long as the Series A Stock or the Series B Stock are outstanding or Investor and/or its affiliates hold 10% of the outstanding Common Stock on a fully-diluted basis, Investor shall have the exclusive right to designate two directors of each of the Heeling Companies, and any replacements thereof (collectively, the “Preferred Directors”). For as long as Investor has the right to designate two directors, each of the Heeling Companies, the Ligons and the Initial Common Shareholders shall take all action, including, without limitation, on the part of the Heeling Companies Initial Common Shareholders and the Ligons, voting the voting securities they hold in the Heeling Companies, to elect the Preferred Directors. Each of the Heeling Companies agrees that it shall not issue any voting securities to any Person unless the purchaser thereof shall agree to vote his, her or its shares in favor of the Preferred Directors designated by Investor.

(b)            For so long as Investor has the right to designate the Preferred Directors under Section 1(a), the parties agree that the Board of Directors of each of the Heeling Companies shall consist of five directors: the Preferred Directors, two directors designated by the Initial Common Shareholders and one director mutually acceptable to the Initial Common Shareholders and Investor.

(c)            The Board of Directors of each of the Heeling Companies shall meet no less frequently than one time per month for a period of two years from the date hereof, and quarterly thereafter, unless otherwise agreed to by the Preferred Directors. Directors shall be reimbursed by the Heeling Companies on whose Board they serve for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

3.             Right of First Refusal.

(a)           Option. Each time an Initial Common Shareholder proposes to make or suffer any bona fide Disposition of all or any portion of his or its Shares, the disposing party and/or his or its administrators and representatives, as applicable (collectively, the “Selling Shareholder”), shall so inform the Company, the Ligons and Investor by notice in writing (the “Disposition Notice”) stating the number of Shares that are the subject of such proposed Disposition (the “Right of First Refusal Shares”), the identity of the proposed transferee, and the other terms and conditions of such proposed Disposition, including any consideration proposed to be received for the Right of First Refusal Shares (and, if the proposed Disposition is to be wholly or partly for consideration other than money, the Disposition Notice shall state the proposed price as being equal to the amount of the monetary consideration, if any, plus the fair market value of the other consideration, which valuation shall be subject to the approval of the Investor) (collectively, the “Disposition Amount”). By giving the Disposition Notice, the Selling Shareholder shall be deemed to have granted to the Company, the Ligons and Investor an option to purchase the Right of First Refusal Shares for a price equal to the Disposition Amount.

(b)           Election to Exercise by the Company. Within seven days of receipt of the Disposition Notice, the Company shall notify Investor and the Ligons of the number of Right of First Refusal Shares it elects to purchase.

(c)            Election to Exercise by the Investors. If the Company notifies the Investor and the Ligons that it will exercise its option for none or less than all of the Right of First Refusal Shares, Investor and the Ligons shall have until the seventh day following the date of receipt of notice from the Company as required by Section 3(b) within which to notify the Company of their election to purchase the remaining Right of First Refusal Shares. As between one another, Investor and the Ligons shall each have the right to purchase their pro rata part based upon the number of shares of Series B Stock owned by each of them. If either the Ligons or Investor do not elect to purchase their pro rata part, the other party may purchase such portion.

(d)           Manner of Exercise. Upon determination of the number of Right of First Refusal Shares to be purchased by the Company, the Ligons and Investor, the Company on its behalf and on behalf of Investor and the Ligons, shall give notice of exercise to the Selling Shareholder within 20 days of the date of its receipt of the Disposition Notice by the Company.

(e)            Failure to Exercise. If the Company, the Ligons and Investor do not elect to purchase all of the Right of First Refusal Shares within the period provided, then the option of the Company, the Ligons and Investor to purchase the Right of First Refusal Shares pursuant to the Disposition Notice shall lapse for a period of 60 days from the date of the Disposition Notice; provided, however, that any future proposed Dispositions after such 60-day period shall be subject to the provisions of this Section 3.

(f)            Shares Not Purchased. Any Shares not purchased pursuant to the provisions of this Section 3 shall continue to be subject to the terms and provisions of this Agreement in the hands of the Selling Shareholder.

(g)           Bona Fide Transferee. Notwithstanding anything herein to the contrary, if the proposed transferee is not a bona fide third party transferee with the financial capability to complete the proposed transaction on the terms described in the Disposition Notice within 60 days from the date of the Disposition Notice, the Initial Common Shareholder may not transfer his or its Shares to the proposed transferee and the Company, the Ligons and Investor shall not have the accompanying right of first refusal over such Shares.

(h)            Termination. The provisions of this Section 3 shall terminate immediately upon the consummation of a Qualified Public Offering.

(i)             Approval. Any election by the Company to exercise all or any of its rights under this Section 3 must be approved by the Board of Directors, which must include one of the Preferred Directors.

4.             Right of Co-Sale. No Initial Common Shareholder or group of Initial Common Shareholders who, individually or as a group, owns in excess of 7.5% of the fully-diluted Common Stock shall effect any Disposition of more then 5% of the fully-diluted Common Stock owned by such Initial Common Shareholder or group of Initial Common Shareholders within any 12-month period unless it or they, as the case may be, shall notify Investor and the Ligons of such proposed Disposition (which notice shall describe the terms and conditions of such Disposition and shall specify the date (the “Election Deadline”) by which an election to participate therein shall be made) and shall agree to permit Investor to participate in such Disposition up to an “Equivalent Amount” (as hereinafter defined) of Common Stock. Investor and the Ligons shall have not less than 20 days following notification of such Disposition to elect to effect a Disposition of up to the Equivalent Amount of its and their Common Stock and all Dispositions so elected to be made pursuant to this Section 4 shall be made upon identical terms and shall be made simultaneously. For purposes of this Section 4, the term “Equivalent Amount” shall be deemed to be an amount determined by multiplying the number of Shares to be acquired by a transferee by a fraction: (i) the numerator of which is equal to the number of shares of fully-diluted Common Stock owned by Investor or the Ligons, as applicable (or would be owned upon conversion of the Series B Stock); and (ii) the denominator of which is equal to the total number of shares of fully-diluted Common Stock held by all of the shareholders of the Company, the Ligons and Investor. The rights and obligations of the parties under this Section 4 shall terminate upon the consummation of a Qualified Public Offering.

5.             Right As to Future Issuances. Until the occurrence of a Qualified Public Offering, if the Company proposes to issue or sell any shares of Common Stock or securities convertible into or exercisable for Common Stock (other than in connection with an employee stock incentive plan that has been approved by Investor or upon the conversion of debt or equity securities that are outstanding on the date hereof), the Company shall, no later than 30 days prior to the consummation of such transaction, notify Investor, the Ligons and the Initial Common Shareholders in writing of such proposed issuance or sale and offer to sell to Investor, the Ligons and the Initial Common Shareholders at the same price and for the same consideration to be paid by the proposed purchaser, such portion of the securities to be sold as will enable Investor and the Initial Common Shareholders to maintain their pro rata share of Common Stock on a fully-diluted basis. Investor, the Ligons and the Initial Common Shareholders shall have 30 days from the date of receipt of the offer of sale to accept or reject such offer by the Company. Any securities not purchased under this Section 5 may be issued and sold by the Company for no less than the amount set forth in the notice to Investor, the Ligons and the Initial Common Shareholders. If the Company does not consummate such sale within 60 days from the date notice is first given under this Section 5, the securities to be sold by the Company shall again become subject to this Section 5.

6.             Specific Enforcement. Investor, the Initial Common Shareholders and the Company expressly agree that Investor and the Ligons will be irreparably damaged if this Agreement is not specifically enforced. In addition to the rights granted in Section 13, upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Initial Common Shareholder or the Company, Investor and the Ligons shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

7.             Legend. Each certificate evidencing Shares held by the Initial Common Shareholders and Investor shall bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT DATED AS OF MAY 24, 2000, A COPY OF WHICH THE COMPANY WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.”

8.             Notices. All notices or other communications given hereunder shall be in writing and shall be deemed effective upon delivery at the address of the party to be notified and shall be mailed by certified or registered mail, return receipt requested, delivered by courier, telecopied, or sent by other facsimile method (notices by telecopy or facsimile must be confirmed by next day courier delivery to be effective), addressed to the address specified in the Investment Agreement.

9.             Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the Company, Investor, the Ligons and the Initial Common Shareholders.

10.           Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of the State of Texas, without regard to its choice of law or conflicts of laws principles, and shall bind and inure to the benefit of the heirs, personal representatives, executors, administrators, successors and assigns of the parties. Without limiting the generality of the foregoing, all covenants and agreements of the Initial Common Shareholders, the Ligons and Investor shall bind any and all subsequent holders of their shares of the Company’s Common

Stock, and the Company agrees that it shall not transfer on its records any such shares unless: (i) the transferee shall have first delivered to the Company the written agreement of the transferee to be bound by this Agreement to the same extent as if such transferee had originally been an Initial Common Shareholder, the Ligons or Investor hereunder, as applicable; and (ii) the certificate or certificates evidencing the shares so transferred bear the legend specified in Section 7.

11.          Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

12.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.          Arbitration. IN ADDITION TO ANY OTHER REMEDY PROVIDED IN THIS AGREEMENT, IN THE EVENT OF A DISPUTE HEREUNDER WHICH CANNOT BE RESOLVED BY THE PARTIES AMONG THEMSELVES, SUCH DISPUTE SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATION PANEL MAY BE ENTERED IN ANY COURT OR TRIBUNAL OF COMPETENT JURISDICTION. THE COMPANY, THE INITIAL COMMON SHAREHOLDERS, THE LIGONS AND INVESTOR AGREE THAT ALL ARBITRATIONS OCCURRING UNDER THIS SECTION 13 SHALL BE HELD IN DALLAS, TEXAS. THE PARTIES AGREE THAT THE AAA OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION SHALL APPLY TO THE PROCEEDINGS.

14.           Severability and Reformation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and in lieu of such illegal invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 14.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INVESTOR:	COMPANY:

CAPITAL SOUTHWEST VENTURE CORPORATION	HEELING, INC.

/s/ Patrick F. Hamner	/s/ Roger R. Adams
Patrick F. Hamner, Vice President	Roger R. Adams, President

THE LIGONS:	HEELING HOLDING CORPORATION

/s/ Samuel B. Ligon	/s/ Roger R. Adams
Samuel B. Ligon	Roger R. Adams, President

/s/ Patricia P. Ligon
Patricia P. Ligon	HEELING MANAGEMENT CORP.

/s/ Roger R. Adams
Roger R. Adams, President

INITIAL COMMON SHAREHOLDERS:

/s/ Roger R. Adams
Roger R. Adams

/s/ Richard E. Middlekauff
Richard E. Middlekauff

/s/ Robert J. Ward
Robert J. Ward

CYPO, INC

	By:	/s/ Roger R. Adams
	Title:	President